Exhibit (a)(1)(viii)
LAKES ENTERTAINMENT, INC.
OFFER TO EXCHANGE
FORM OF COMMUNICATION TO ELIGIBLE PERSONS
REJECTING THE ELECTION FORM
UNDER THE OFFER TO EXCHANGE

To:	[Name of Eligible Person]
From:	Lakes Entertainment, Inc.
Date:	[Date of Transmission]
Re:	Rejected Election Form Under the Offer to Exchange (the “Offer”)
As described in the Confirmation of Receipt of Election Form Under the Offer to Exchange previously delivered to you, Lakes Entertainment, Inc. has received your Election Form under the Offer. Unfortunately, your Election Form regarding the Offer was either inaccurate or incomplete and was not accepted. [Reasons for rejection to be described] (the “Defect”).
If you wish to participate in the Offer, please complete and execute the attached new Election Form correcting the Defect and return it as soon as possible. Your properly completed Election Form should be (i) mailed or delivered to Lakes Entertainment, Inc., Attention: Damon Schramm, (ii) faxed to 952-449-7068, Attention: Damon Schramm, or (iii) scanned and e-mailed to OptionExchange@Lakesentertainment.com.
We must receive the new Election Form correcting the Defect before the Offer expires. Unless we extend it, the Offer will expire at 5:00 p.m. CDT on Tuesday, September 22, 2009.
If you have any questions, please send them via e-mail to OptionExchange@Lakesentertainment.com.

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